Exhibit 10.1

KANSAS CITY SOUTHERN

2008 STOCK OPTION

AND PERFORMANCE AWARD PLAN

RESTRICTED SHARES AWARD AGREEMENT

By this Agreement, Kansas City Southern, a Delaware corporation (the “Company”), grants to you, [Name], an employee of the Company or an Affiliate, (“you”), that number of shares (“Restricted Shares”) of the Company’s Common Stock, $.01 par value, set forth below, subject to the terms and conditions set forth below and in the attached Exhibit A and in the Kansas City Southern 2008 Stock Option and Performance Award Plan (including Committee rules, regulations, policies and procedures established thereunder), as may from time to time be amended (the “Plan”), all of which are an integral part of this Agreement.

Grant Date:	[Date]
Number of Restricted Shares:	30,000
Base Period:	July 1, 2015 - June 30, 2016

Restricted Shares shall vest and shall no longer be subject to restrictions upon the Committee’s certification of the satisfaction of annual or cumulative target Adjusted Diluted Earnings Per Share (“EPS”) goals, as set forth below.

	ANNUAL TARGETS		CUMULATIVE TARGETS
Performance Period	EPS	Portion of Restricted Shares That Vest	EPS	Portion of Restricted Shares That Vest

July 1, 2016 -June 30, 2017 (“2017”)	10% or Greater Increase in 2017 EPS Over Base Period EPS	10,000	N/A	N/A

July 1, 2017-June 30, 2018 (“2018”)	10% or Greater Increase in 2018 EPS Over 2017 EPS	10,000	21% or Greater Increase From Base Period EPS Through 2018	20,000 (less any Restricted Shares previously vested)

July 1, 2018-June 30, 2019 (“2019”)	10% or Greater Increase in 2019 EPS Over 2018 EPS	10,000	33.1% or Greater Increase From Base Period EPS Through 2019	30,000 (less any Restricted Shares previously vested)

July 1, 2019-June 30, 2020 (“2020”)	N/A	N/A	33.1% or Greater Increase From Base Period EPS Through 2020	Any Shares Not Previously Vested

July 1, 2020 -June 30, 2021 (“2021”)	N/A	N/A	33.1% or Greater Increase From Base Period EPS Through 2021	Any Shares Not Previously Vested

The Award evidenced by this Agreement shall not be effective unless you have indicated your acceptance of this Agreement by signing one copy of this Agreement in the space provided below and returning it to the Corporate Secretary’s Office, in the envelope provided, promptly after your receipt of this Agreement from the Company. You should retain one copy of this Agreement for your records.

Kansas City Southern

By:
Name and Title

ACCEPTED AND AGREED:

[Name of Grantee]
[Address]
[City, State, Zip]

Dated:

EXHIBIT A

to

RESTRICTED SHARES AWARD AGREEMENT

1. Plan Governs. The Award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by this reference. All capitalized terms used in this Agreement have the meaning set forth in the Plan unless otherwise defined in this Agreement. By executing this Agreement, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and you acknowledge that the Award is subject to all the terms and provisions of the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Plan Committee with respect to any questions arising under the Plan.

2. Payment. The Restricted Shares are awarded to you without requirement of payment.

3. Transfer Restrictions. Until the restrictions lapse, the Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Certificates will be transferred to you only as provided in paragraph 4 of this Exhibit A.

4. Record of Ownership. The number of your Restricted Shares with respect to which the restrictions have lapsed will be released from restrictions on the books of the Company. Delivery may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange. To the extent the Shares are delivered in uncertificated form, those Shares shall be deposited directly with Charles Schwab Trust Company, or such other agent designated by the Company, and the Company may utilize electronic or automated methods to transfer the Shares. Until the restrictions lapse, your Restricted Shares either will be evidenced by certificates held by or on behalf of the Company (in which case you will sign and deliver to the Company a stock power relating to the Restricted Shares so that the Company may cancel the Restricted Shares in the event of forfeiture), or the Restricted Shares will be reflected in a book-entry form or other account maintained by the Company, as determined by the Company.

5. Rights as Stockholder. During the Period of Restriction you will have all of the rights of a stockholder of the Company with respect to the Restricted Shares subject to the provisions of paragraph 3 of this Exhibit A.

6. Lapse of Restrictions Upon Death, Disability or Change of Control. Notwithstanding any provision in this Agreement to the contrary, the Restricted Shares will longer be subject to restrictions upon the first of the following events to occur:

(a) Your Termination of Affiliation by reason of your death;

(b) Your Termination of Affiliation by reason of your Disability; or

(c) A Change of Control.

7. Performance Based Lapse of Restrictions. Notwithstanding paragraph 6 of this Agreement to the contrary, a portion of the Restricted Shares as set forth in the Award Agreement shall vest and no longer be subject to restrictions if the actual EPS for an applicable performance period as set forth in the Award Agreement is greater than or equal to the target EPS goal set forth in the Agreement for such period, but only if you remain continuously employed by the Company or an Affiliate from the Grant Date through the date the Committee certifies that the performance measures are satisfied for the relevant performance period.

For this purpose, EPS means the sum of the quarterly Adjusted Diluted Earnings Per Share reported by the Company for the applicable performance period. Adjusted Diluted Earnings Per Share excludes lease termination costs, debt retirement and exchange costs, the impacts of foreign exchange rate fluctuations, the impacts of changes in accounting principles, and other special one-time adjustments. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data.

8. Acceleration of Vesting. The Committee may at any time or times in its discretion accelerate the vesting of some or all of your Restricted Shares by specifying a date, other than what is provided in this Agreement, on which the Period of Restriction ends and such Shares will no longer be subject to restrictions. Any such Shares that become vested under this paragraph 8 will not be forfeited under paragraph 9 of this Exhibit A.

9. Forfeiture. If you have a Termination of Affiliation prior to any of the vesting events specified in paragraph 6 or 7 of this Exhibit A, then you will forfeit all of your Restricted Shares upon such Termination of Affiliation. In the absence of an event specified in paragraph 6, you will forfeit that number of your Restricted Shares that have not become fully vested under paragraph 7. All of your rights to and interest in any Restricted Shares that are forfeited under this paragraph 9 will terminate upon forfeiture. You agree to immediately repay to the Company all dividends, if any, paid in cash or in stock with respect to your forfeited Restricted Shares.

10. Tax Withholding. As of any date that a required tax withholding liability (“Required Withholding”) occurs, you must remit the minimum amount necessary to satisfy the Required Withholding. The Company will not deliver Shares to you or release the restrictions on Shares under this Agreement unless you remit (or in appropriate cases agree to remit) or otherwise provide for the Required Withholding as described below.

11. No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or an Affiliate.

12. Right of Recovery. Notwithstanding the provisions of paragraphs 6 and 7 of this Exhibit A or any other provisions of this Restricted Shares Award Agreement to the contrary, the Company may recover from you any amount required to be recovered under the rules of any exchange on which the Company’s Shares are registered and any amount the Committee determines is appropriate under the Company’s policies regarding recovery of incentive compensation, as such policies may be in effect from time to time.

13. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By written notice referencing this paragraph of this Agreement, either party may designate a different address for notices. Any notice under this Agreement to the Company shall become effective upon receipt by the Company. Any notice under this Agreement to you will be deemed to have been delivered to you when delivered in person or when deposited in the United States mail, addressed to you at your address on the shareholder records of the Company, or such other address as you have designated under this paragraph.

14. Tax Consultation. Your signature on this Agreement means that you understand that you may incur tax consequences as of any date that a number (which may be all or part) of your Restricted Shares would no longer be forfeited if you were to have a Termination of Affiliation on such date. You agree to consult with any tax consultants you think advisable in connection with tax issues regarding your Restricted Shares Award and you acknowledge that you are not relying, and will not rely, on the Company or any Affiliate for any tax advice. Please see the Plan regarding Code Section 83(b) elections.

15. Amendment. The Company reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.

16. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

17. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

18. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. No Waiver. The failure of Company in any instance to exercise any of its rights granted under this Agreement or the Plan shall not constitute a waiver of any other rights that may arise under this Agreement.

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